Exhibit 99.1

Tesoro Completes Refinancing

    SAN ANTONIO--(BUSINESS WIRE)--April 21, 2003--Tesoro Petroleum Corporation (NYSE:TSO) announced that it successfully completed the refinancing of its senior secured credit facility.
    The company issued $375 million in 8 percent senior secured notes and $200 million in senior secured term loans both maturing in 2008. Tesoro also entered into a $650 million senior secured credit facility that includes a letter of credit sub-limit of $400 million. The senior secured credit facility, together with the net proceeds of the senior secured notes and senior secured term loans, replaced the company's previous $1.275 billion senior secured credit facility.
    As part of the refinancing, the company made an open market repurchase of $25 million of its 9.625 percent senior subordinated debt to take advantage of the lower interest rate on the new debt.
    "I am very pleased with the strong market demand we received for this refinancing," said Bruce A. Smith, Chairman, President and CEO of Tesoro. "The transaction was over-subscribed, we achieved lower interest rates than expected and less restrictive financial covenants."
    Highlights of the refinancing are as follows:

    -- The new senior secured credit facility with an aggregate maximum availability of $650 million and a letter of credit sub-limit of $400 million replaced the company's previous $225 million revolving credit facility with a letter of credit sub-limit of only $150 million. The new senior secured credit facility consists of a $500 million revolving credit line and a $150 million term loan and is secured by substantially all of Tesoro's inventories, accounts receivable and cash. Final terms of the senior credit facility will be available after syndication is complete, which is expected to occur next month. Interest on the revolving credit line is initially calculated by using the London Interbank Offered Rate (LIBOR) plus 3.25 percent, but can go lower dependant upon excess availability under the facility . Facility borrowings at close were $321 million.

    -- $375 million of senior secured notes were issued at a discount with a coupon rate of 8 percent and a yield to maturity of
        8.25 percent. The senior secured notes have a 3-year no call period, after which they are callable with a call premium of 4 percent in year four and at par in year five.

    -- The $200 million senior secured term loans have an interest rate of LIBOR plus 5.5 percent. Using current LIBOR rates, the total interest rate on the loan is 6.84 percent. The senior secured term loans have a 1-year no-call period, after which they are callable with a call premium of 3 percent in year two, 1 percent in year three and at par thereafter. Both the $375 million 8% senior secured notes and the $200 million senior secured loan are secured by the company's refineries, pipelines and terminals.

    -- Substantially improved financial covenants under the new senior secured credit facility are designed to provide continued availability, even in a lower margin environment.

    The company announced it expects its annual cash interest expense to decrease due to the refinancing package that was announced today although it will record a non-cash, pre-tax charge of $33 million during the second quarter for the unamortized debt issuance costs related to the company's previous financing.
    "This refinancing lowers our expected cash interest expense and will also allow us to pay down debt in an expedited manner, when compared to our old senior secured facility, due to the increased sub-limit for letters of credit. The increased capacity to issue letters of credit should enable us to lower our net working capital by more than $100 million and apply the funds to debt retirement -- during the second quarter," added Smith.

    Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail marketing system includes approximately 600 branded retail stations; of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.

    This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to the expected interest expense savings and potential debt reduction through reduced working capital needs due to the recently completed refinancing of the company's senior secured credit facility. Factors which may cause actual results to differ from those forward-looking statements include: changes in general economic conditions, worldwide political conditions and war, disruptions due to equipment interruptions or failure at Tesoro-operated or third-party facilities, and other factors beyond Tesoro's control. For more information concerning factors that could cause such differences, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.

    CONTACT: Tesoro Petroleum Corp., San Antonio
             Investors:
             John Robertson, 210/283-2687 (Investor Relations) or
             Media:
             Tara Ford, 210/283-2676 (Public Relations)